EXHIBIT 99.2

PondelWilkinson Inc. 1880 Century Park East, Suite 700 Los Angeles, CA 90067

Investor Relations Corporate/Financial Communications	T F W	(310) 279 5980 (310) 279 5988 www.pondel.com

CONTACTS:
NEWS	Wayne Lipschitz Chief Financial Officer Grill Concepts, Inc. (310) 820-5559, ext. 231	Angie Yang / Roger Pondel PondelWilkinson Inc. (310) 279-5980 investor@pondel.com
RELEASE

FOR IMMEDIATE RELEASE

                        GRILL CONCEPTS COMPLETES PRIVATE OFFERING RAISING $14.1

                        MILLION TO FUND RESTAURANT EXPANSION PROGRAM

Los Angeles, California – July 18, 2007 – Grill Concepts, Inc. (NASDAQ:GRIL) today announced the completion of a private offering of common stock and warrants to institutional and other accredited investors, raising gross proceeds of approximately $14.1 million.

“We are extremely pleased to have completed this transaction which provides us with greater financial flexibility as we continue to make progress with our accelerated growth strategies,” said Philip Gay, president and chief executive officer. “We look forward to bringing our Daily Grill and Grill on the Alley restaurant concepts to more customers in both new and existing geographic markets in the near future.”

Grill Concepts and Robert Spivak, co-founder and former chief executive officer, sold two million shares and 100,000 shares, respectively, at $7.00 per share. Grill Concepts also sold warrants for the purchase of up to 735,000 additional shares of common stock at $8.05 per share, which warrants are exercisable for a period of five years. Net proceeds to the company, after offering expenses, totaled approximately $13.1 million. The shares and warrants were sold to investors in units at a price per unit of $140.88 and each unit consisted of 20 shares of common stock and warrants to purchase up to 7 shares of common stock.

The company intends to use the net proceeds of the offering to fund its restaurant expansion program, pay off all amounts currently owing under its senior revolving credit facility (approximately $6.8 million, which includes amounts borrowed under that facility to pay its outstanding obligation related to the buy out of Hotel Restaurant Properties last year), and for general working capital purposes.

Oppenheimer & Co. Inc. and Roth Capital Partners acted as placement agents for Grill Concepts on this transaction.

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This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities. At the time of their issuance, the shares of common stock and the underlying shares of common stock issuable upon exercise of the warrants have not been registered under the Securities Act, or any applicable state securities laws and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.

About Grill Concepts, Inc.

Grill Concepts owns, manages and licenses upscale casual and fine dining, full service restaurants under two core brand names: The Grill on the Alley and Daily Grill. The company operates 26 restaurants, including five The Grill on the Alley-branded restaurants in Beverly Hills, Hollywood, San Jose, California; Chicago, Illinois; and Dallas, Texas, as well as 21 Daily Grill restaurants in Southern and Northern California; the Washington, D.C. metropolitan region; Houston, Texas; Portland, Oregon; Memphis, Tennessee; and Seattle, Washington.

This news release contains forward-looking statements, which are based on current operations, plans and expectations. Such statements include, but are not limited to, the company’s ability to accelerate its pace of restaurant expansion. Actual results may differ materially from these statements due to risks and uncertainties beyond the company’s control, which are detailed from time to time in its filings with the United States Securities and Exchange Commission.

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